EXHIBIT 5.1

                 [BREWER & PRITCHARD LETTERHEAD APPEARS HERE]

                               February 19, 1999


Eagle Wireless International, Inc.
910 Gemini
Houston, Texas 77058

      Re:   Eagle Wireless International, Inc.
            Registration Statement on Form S-8

Gentlemen:

      We have represented Eagle Wireless International, Inc., a Texas corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 400,000 shares ("Shares") of the Company's common stock, par value $.001 per share ("Common Stock") pursuant to the terms of the 1996 Incentive Stock Option Plan ("Plan"). In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Articles of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

      We are of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                          Very truly yours,

                                          BREWER & PRITCHARD, P.C.

                                          //s// Brewer & Pritchard, P.C.